EXHIBIT 10.1

$300,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
dated as of December 12, 2022
by and among
WINTRUST FINANCIAL CORPORATION,
as Borrower,
the Lenders referred to herein,
as Lenders,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

Page
ARTICLE I Definitions    1
SECTION 1.1    Definitions    1
SECTION 1.2    Other Interpretive Provisions    25
SECTION 1.3    Accounting Terms    26
SECTION 1.4    UCC Terms    27
SECTION 1.5    Rounding    27
SECTION 1.6    References to Agreement and Laws    27
SECTION 1.7    Times of Day    27
SECTION 1.8    Guarantees/Earn-Outs    27
SECTION 1.9    Covenant Compliance Generally    27
SECTION 1.10    Rates    27
SECTION 1.11    Divisions    28
ARTICLE II Revolving Credit Facility    28
SECTION 2.1    Revolving Credit Loans    28
SECTION 2.2    Procedure for Advances of Revolving Credit Loans    28
SECTION 2.3    Repayment and Prepayment of Revolving Credit Loans    29
SECTION 2.4    Permanent Reduction of the Revolving Credit Commitment    30
SECTION 2.5    Termination of Revolving Credit Facility    31
ARTICLE III Term Loan Facility    31
SECTION 3.1    Term Loan    31
SECTION 3.2    Procedure for Advance of Term Loan    31
SECTION 3.3    Repayment of Term Loans    31
SECTION 3.4    Prepayments of Term Loans    31
ARTICLE IV General Loan Provisions    32
SECTION 4.1    Interest    32
SECTION 4.2    Notice and Manner of Conversion or Continuation of Loans    33
SECTION 4.3    Fees    34
SECTION 4.4    Manner of Payment    34
SECTION 4.5    Evidence of Indebtedness    35
SECTION 4.6    Sharing of Payments by Lenders    35
SECTION 4.7    Administrative Agent's Clawback    35
SECTION 4.8    Changed Circumstances    36
SECTION 4.9    Indemnity    39
SECTION 4.10    Increased Costs    39
SECTION 4.11    Taxes    41
SECTION 4.12    Mitigation Obligations; Replacement of Lenders    44
SECTION 4.13    Defaulting Lenders    45
ARTICLE V Conditions of Closing and Borrowing    46
i

(continued)
Page
SECTION 5.1    Conditions to Closing and Initial Extensions of Credit    46
SECTION 5.2    Conditions to All Extensions of Credit    50
ARTICLE VI Representations and Warranties of the BORROWER    50
SECTION 6.1    Existence, Qualification and Power    50
SECTION 6.2    Authorization; No Contravention    51
SECTION 6.3    Governmental Authorization; Other Consents    51
SECTION 6.4    Binding Effect    51
SECTION 6.5    Financial Statements; No Material Adverse Effect    51
SECTION 6.6    Litigation    52
SECTION 6.7    No Event of Default    52
SECTION 6.8    Ownership of Property    52
SECTION 6.9    Environmental Compliance    52
SECTION 6.10    Insurance    52
SECTION 6.11    Taxes    52
SECTION 6.12    ERISA Compliance    52
SECTION 6.13    Subsidiaries; Equity Interests; Borrower    53
SECTION 6.14    Margin Regulations; Investment Company Act    53
SECTION 6.15    Disclosure    53
SECTION 6.16    Compliance with Laws    54
SECTION 6.17    Solvency    54
SECTION 6.18    Taxpayer Identification Number    54
SECTION 6.19    Anti-Corruption; Anti-Money Laundering; Sanctions    54
SECTION 6.20    EEA Financial Institutions    55
ARTICLE VII Affirmative Covenants    55
SECTION 7.1    Financial Statements    55
SECTION 7.2    Certificates; Other Information    56
SECTION 7.3    Notices    57
SECTION 7.4    Payment of Obligations    57
SECTION 7.5    Preservation of Existence, Etc    58
SECTION 7.6    Maintenance of Properties    58
SECTION 7.7    Maintenance of Insurance    58
SECTION 7.8    Compliance with Laws    58
SECTION 7.9    Books and Records    58
SECTION 7.10    Inspection Rights    58
SECTION 7.11    Use of Proceeds    59
SECTION 7.12    Further Assurances    59
SECTION 7.13    Material Contracts    59

(continued)
Page
SECTION 7.14    Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; Beneficial Ownership Regulation    59
ARTICLE VIII Negative Covenants    60
SECTION 8.1    Liens    60
SECTION 8.2    Indebtedness    61
SECTION 8.3    Investments    62
SECTION 8.4    Fundamental Changes    62
SECTION 8.5    Dispositions    62
SECTION 8.6    Restricted Payments    63
SECTION 8.7    Change in Nature of Business    63
SECTION 8.8    Transactions with Affiliates    63
SECTION 8.9    Burdensome Agreements    63
SECTION 8.10    Use of Proceeds    63
SECTION 8.11    Acquisitions    64
SECTION 8.12    Sanctions    64
SECTION 8.13    Financial Covenants    64
ARTICLE IX Default and Remedies    65
SECTION 9.1    Events of Default    65
SECTION 9.2    Remedies    67
SECTION 9.3    Rights and Remedies Cumulative; Non-Waiver; Etc    68
SECTION 9.4    Crediting of Payments and Proceeds    68
SECTION 9.5    Administrative Agent May File Proofs of Claim    69
SECTION 9.6    Credit Bidding    69
ARTICLE X The Administrative Agent    70
SECTION 10.1    Appointment and Authority    70
SECTION 10.2    Rights as a Lender    70
SECTION 10.3    Exculpatory Provisions    71
SECTION 10.4    Reliance by the Administrative Agent    72
SECTION 10.5    Delegation of Duties    72
SECTION 10.6    Resignation of Administrative Agent    72
SECTION 10.7    Non-Reliance on Administrative Agent and Other Lenders    73
SECTION 10.8    No Other Duties, Etc    74
SECTION 10.9    Collateral Matters    74
SECTION 10.10    Certain ERISA Matters    75
SECTION 10.11    Erroneous Payments    76
ARTICLE XI Miscellaneous    78
SECTION 11.1    Notices    78
SECTION 11.2    Amendments, Waivers and Consents    80

(continued)
Page
SECTION 11.3    Expenses; Indemnity    82
SECTION 11.4    Right of Setoff    84
SECTION 11.5    Governing Law; Jurisdiction, Etc    84
SECTION 11.6    Waiver of Jury Trial    85
SECTION 11.7    Reversal of Payments    85
SECTION 11.8    Injunctive Relief    86
SECTION 11.9    Successors and Assigns; Participations    86
SECTION 11.10    Treatment of Certain Information; Confidentiality    90
SECTION 11.11    Performance of Duties    91
SECTION 11.12    All Powers Coupled with Interest    91
SECTION 11.13    Survival    91
SECTION 11.14    Titles and Captions    91
SECTION 11.15    Severability of Provisions    91
SECTION 11.16    Counterparts; Integration; Effectiveness; Electronic Execution    91
SECTION 11.17    Term of Agreement    92
SECTION 11.18    USA PATRIOT Act; Anti-Money Laundering Laws    92
SECTION 11.19    Independent Effect of Covenants    93
SECTION 11.20    No Advisory or Fiduciary Responsibility    93
SECTION 11.21    Amendment and Restatement; No Novation    93
SECTION 11.22    Inconsistencies with Other Documents    94
SECTION 11.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    94
SECTION 11.24    Acknowledgement Regarding Any Supported QFCs    94

EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

SCHEDULES
Schedule 1.1	-	Commitments and Commitment Percentages
Schedule 6.3	-	Consents
Schedule 6.13	-	UCC Financing Statements, Subsidiaries and Other Equity Investments; Borrower
Schedule 8.1	-	Existing Liens
Schedule 8.2	-	Existing Indebtedness
Schedule 8.9	-	Specified Subsidiaries; Burdensome Agreements

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 12, 2022, by and among WINTRUST FINANCIAL CORPORATION, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
WHEREAS, the Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.
WHEREAS, the Borrower, certain financial institutions party thereto and Wells Fargo Bank, N.A., as administrative agent, are parties to that certain Credit Agreement dated as of September 18, 2018 (as amended by the First Amendment to Credit Agreement dated as of September 17, 2019, the Second Amendment to Credit Agreement dated as of September 15, 2020, Third Amendment to Credit Agreement dated as of September 14, 2021, the Fourth Amendment to Credit Agreement dated as of December 23, 2021 and Fifth Amendment to Credit Agreement dated as of September 13, 2022, and as otherwise amended, modified, restated or supplemented immediately prior to the date hereof, the "Existing Credit Agreement"). The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed, to amend and restate the Existing Credit Agreement pursuant to the terms hereof.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1    Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
"Acquisition" by any Person means, the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person or at least a majority of the Equity Interests which have voting rights of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
"Adjusted Non-Performing Assets" means the sum of (a) all loans classified as past due 90 days or more and still accruing interest, (b) all loans classified as "non-accrual" and no longer accruing interest, and (c) all "other real estate owned", excluding loans, leases and "other real estate owned" referenced above which are wholly or partially guaranteed pursuant to a Governmental Guaranty, as reported in the financial statements of the Borrower included with each annual report and quarterly report of the Borrower as filed with the SEC.
"Administrative Agent" means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.
"Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).
"Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.
"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Agent Parties" has the meaning specified in Section 11.1(e).
"Agreement" means this Credit Agreement.
"Allowance for Loan Losses" means, as of any date of determination, as determined on a Consolidated basis for the Borrower and its Subsidiary Banks and in accordance with GAAP, the aggregate amount of the allowance for loan and lease losses of all Subsidiary Banks as reported in the financial statements of the Borrower included with each annual report and quarterly report of Borrower as filed with the SEC and reported as "Allowance for Loan Losses".
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
"Anti-Money Laundering Laws" means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower, its Subsidiaries or Affiliates related to terrorism financing, or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the "Bank Secrecy Act," 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
"Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.
"Applicable Margin" means (a) with respect to each SOFR Loan 1.60%, and (b) with respect to each Base Rate Loan, 0.75%.
"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.
"Attributable Indebtedness" means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.
"Audited Financial Statements" means the audited Consolidated statement of condition of the Borrower for the fiscal year ended December 31, 2021, and the related Consolidated statements of income, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of "Interest Period" pursuant to Section 4.8(c)(iv).
"Average Assets" means, for any period, the aggregate amount of average total assets for Borrower and its Subsidiaries on a Consolidated basis, as reported in the financial statements of the Borrower included with each annual report and quarterly report of the Borrower as filed with the SEC.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
"Bail-In Legislation" means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
"Bank Regulatory Authority" means the FRB, the Comptroller of the Currency, the FDIC and all other relevant regulatory authorities (including, without limitation, relevant state bank regulatory authorities).
"Bankruptcy Code" means 11 U.S.C. §§ 101 et seq.
"Base Rate" means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.10%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than zero.
"Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).
"Base Rate Term SOFR Determination Day" has the meaning specified in the definition of "Term SOFR".
"Benchmark" means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.8(c)(i).
"Benchmark Replacement" means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of "Benchmark Transition Event," the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
"Benchmark Transition Start Date" means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
"Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8(c)(i).
"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, the form of which shall be reasonably satisfactory to the Administrative Agent.
"Beneficial Ownership Regulation" means 31 CFR § 1010.230.
"Benefit Plan" means any of (a) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such "employee benefit plan" or "plan".
"Borrower" means Wintrust Financial Corporation, an Illinois corporation.
"Borrower Materials" has the meaning specified in Section 7.2.
"Business Day" means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina or Chicago, Illinois are closed.
"Call Report" means (i) for the Borrower, the "Consolidated Financial Statements for Holding Companies" (FRB Form Y-9C), or any successor form promulgated by the FRB and (ii) for each Subsidiary Bank, the "Consolidated Reports of Condition and Income" (FFIEC Form 031 or Form 041), or any successor form promulgated by the FFIEC.
"Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted, implemented or issued.

"Change of Control" means an event or series of events by which:
(a)    any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such "person" or "group" has the right to acquire pursuant to any option right); or
(b)    any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities; or
(c)    the Borrower shall cease to own, directly or indirectly, 100% of the beneficial and voting Equity Interests of any Pledged Subsidiary, except as permitted by Section 8.4 or 8.5.
"Class" means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan or Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.
"Closing Date" means December 12, 2022.
"Code" means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
"Collateral" means all of the "Collateral" referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties with respect to the Obligations, which shall include all of the Equity Interests of each Subsidiary set forth on Schedule 6.13(b).
"Collateral Documents" means, collectively, the Pledge Agreement and each of the other agreements, instruments or documents executed by the Borrower that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
"Commitment Fee" has the meaning specified in Section 4.3(c).
"Commitment Percentage" means, as to any Lender, such Lender's Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.
"Commitments" means, collectively, as to all Lenders, the Revolving Credit Commitments and the Term Loan Commitments of such Lenders.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
"Compliance Certificate" means a certificate of the chief financial officer, chief operating officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

"Conforming Changes" means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Base Rate," the definition of "Business Day," the definition of "U.S. Government Securities Business Day," the definition of "Interest Period" or any similar or analogous definition (or the addition of a concept of "interest period"), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.9 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated" means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
"Consolidated Net Income" means, for any period, the net income or loss of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, as reported in the financial statements of the Borrower included with each annual report and quarterly report of the Borrower as filed with the SEC.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
"Covered Party" has the meaning specified in Section 11.24(a).
"Credit Facility" means, collectively, the Revolving Credit Facility and the Term Loan Facility.
"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
"Default" means any of the events specified in Section 9.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
"Defaulting Lender" means, subject to Section 4.13(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans or the Term Loan required to be funded by it hereunder within one Business Day of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.13(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
"Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.
"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
"Electronic Record" has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
"Electronic Signature" has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 11.9(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.9(b)(iii)).
"Environmental Laws" means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
"ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.
"ERISA Affiliate" means any Person who together with the Borrower or any of its Subsidiaries is treated as a single employer within the meaning of Sections 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code or Section 302 of ERISA, Sections 414(m) or (o) of the Code or Section 4001(b) of ERISA.
"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a distress termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which would reasonably be expected to result in the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
"Erroneous Payment" has the meaning specified in Section 10.11.
"Erroneous Payment Deficiency Assignment" has the meaning specified in Section 10.11.
"Erroneous Payment Impacted Class" has the meaning specified in Section 10.11.
"Erroneous Payment Return Deficiency" has the meaning specified in Section 10.11.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
"Event of Default" means any of the events specified in Section 9.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient's failure to comply with Section 4.11(g) and (d) any withholding Taxes imposed under FATCA.
"Existing Credit Agreement" has the meaning specified in the Statement of Purpose.
"Existing Mortgage" means the mortgage on the buildings located at 9700 West Higgins Road, 9701 West Higgins Road and 9801 West Higgins Road, Rosemont, Illinois.
"Existing Mortgage Loan" means the loan from U.S. Bank National Association secured by the Existing Mortgage.
"Extensions of Credit" means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, and (ii) the aggregate principal amount of the Term Loans made by such Lender then outstanding, or (b) the making of any Loan by such Lender, as the context requires.
"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
"FDIC" means the Federal Deposit Insurance Corporation.
"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"Fee Letter" means each fee letter agreement dated December 12, 2022 between the Borrower and Wells Fargo.
"Floor" means a rate of interest equal to 0.00%.
"Foreign Lender" means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
"Fundamental Change" is defined in Section 8.4.
"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
"Governmental Authority" means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency (including the OCC, the FDIC and the FRB), department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
"Governmental Guaranty" means any guaranty or other agreement by which (a) the FDIC or FRB agrees to indemnify the Borrower or any Subsidiary for any loss related to any asset of any Subsidiary acquired by such Subsidiary from the FDIC, and (b) any agency not described in clause (a) of the federal government of the United States of America which agrees to indemnify the Borrower or any Subsidiary for any loss related to any asset of the Borrower or such Subsidiary and which indemnity is backed by the full faith and credit of the federal government of the United States of America.
"Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Illegality Notice" has the meaning specified in Section 4.8(b).

"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was due);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
"Indemnitee" has the meaning specified in Section 11.3(b).
"Information" has the meaning specified in Section 11.10.
"Interest Period" means, as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1) or three (3) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:
(a)    the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)    no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 3.3 without payment of any amounts pursuant to Section 4.9;
(e)    there shall be no more than eight (8) Interest Periods in effect at any time;
(f)    no tenor that has been removed from this definition pursuant to Section 4.8(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation; and
(g)    the initial Interest Period for any Term Loan made on the Closing Date shall extend to and end on December 31, 2022, with interest accruing and being computed using Term SOFR for a one month tenor as in effect on the Closing Date.
"Interstate Commerce Act" means the body of law commonly known as the Interstate Commerce Act (49 U.S.C. App. § 1 et seq.).
"Investment" means, as to any Person, any direct or indirect acquisition (including any Acquisition) or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, or (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person.
"Investment Company Act" means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
"IRS" means the United States Internal Revenue Service.
"Junior Subordinated Indentures" means the Subordinated Indenture and Supplemental Indenture each dated June 13, 2014 between the Borrower and U.S. Bank National Association, as Trustee.
"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
"Lender" means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.
"Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Extensions of Credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.
"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
"Loan Documents" means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) each Fee Letter, and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement, all as may be amended, restated, supplemented or otherwise modified from time to time.
"Loans" means the collective reference to the Revolving Credit Loans and the Term Loan, and "Loan" means any of such Loans.
"Marketable Securities" means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof, (b) marketable direct obligations issued by any of the United States or any municipality thereof and currently having a rating of (i) AA or higher issued by S&P and (ii) Aa2 or higher issued by Moody's, and (c) corporate bonds and issuances and currently having a rating of (i) AA or higher issued by S&P and (ii) Aa2 or higher issued by Moody's.
"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of (i) the rights, remedies and benefits of the Administrative Agent or any Lender under any Loan Document, or (ii) the ability of the Borrower to perform its Obligations; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.
"Material Contract" means, with respect to any Person, each contract to which such Person is a party which it has, or should have, filed as a material contract to its periodic filings pursuant to the Securities Exchange Act of 1934, as amended.
"Material Subsidiary" means, at any time, each Subsidiary which has (as of the date of determination) assets having a book value in excess of 5% of Total Assets.
"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
"Nonbank Subsidiary" means any Subsidiary of the Borrower that is neither (a) a Subsidiary Bank nor (b) a direct or indirect Subsidiary of a Subsidiary Bank.
"Non-Consenting Lender" means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.2 and (b) has been approved by the Required Lenders.
"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.
"Notes" means the collective reference to the Revolving Credit Notes and the Term Loan Notes.
"Notice of Account Designation" has the meaning specified in Section 2.2(b).
"Notice of Borrowing" has the meaning specified in Section 2.2(a).
"Notice of Conversion/Continuation" has the meaning specified in Section 4.2.

"Notice of Prepayment" has the meaning specified in Section 2.3(c).
"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loans, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.
"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.12).
"Overnight Rate" means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
"Participant" has the meaning specified in Section 11.9(d).
"Participant Register" has the meaning specified in Section 11.9(d).
"PATRIOT Act" means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
"Payment Recipient" has the meaning specified in Section 10.11(a).
"PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.
"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

"Periodic Term SOFR Determination Day" has the meaning assigned thereto in the definition of "Term SOFR".
"Permitted Liens" means the Liens permitted pursuant to Section 8.1.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
"Platform" means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
"Pledge Agreement" means that certain Amended and Restated Pledge and Security Agreement, dated as of the Closing Date, by the Borrower, as pledgor, for the benefit of the Administrative Agent for the benefit of the Secured Parties.
"Pledged Subsidiary" has the meaning specified in the Pledge Agreement.
"Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
"PTE" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
"Public Lenders" has the meaning specified in Section 7.2.
"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
"QFC Credit Support" has the meaning specified in Section 11.24(b).
"Recipient" means (a) the Administrative Agent, or (b) any Lender, as applicable.
"Refinance" means to refinance, refund, renew or extend. "Refinanced" and "Refinancing" have correlative meanings.
"Register" has the meaning specified in Section 11.9(c).
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
"Relevant Governmental Body" means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
"Removal Effective Date" has the meaning specified in Section 10.6(b).
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

"Required Lenders" means, at any time, Lenders having Total Credit Exposure representing at least 66 2/3% of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
"Resignation Effective Date" has the meaning specified in Section 10.6(a).
"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
"Responsible Officer" means the chief executive officer, president, chief financial officer, chief operating officer, treasurer, assistant treasurer or controller of the Borrower or any other officer of such Person designated in writing by the Borrower to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower's stockholders, or any option, warrant or other right to acquire any such dividend or other distribution or payment.
"Return on Average Assets Ratio" means, for the most recently completed four fiscal quarters of the Borrower and its Subsidiaries on a Consolidated basis, the ratio (expressed as a percentage rounded to two decimal places) of (a) Consolidated Net Income for such four fiscal quarters, to (b) Average Assets for such four fiscal quarters.
"Revolving Credit Commitment" means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender's name on Schedule 1.1 under the caption "Revolving Credit Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be modified at any time or from time to time pursuant to the terms hereof and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $100,000,000. The Revolving Credit Commitment of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.
"Revolving Credit Commitment Percentage" means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender's Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Revolving Credit Commitment Percentage of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.
"Revolving Credit Exposure" means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans at such time.
"Revolving Credit Facility" means the revolving credit facility established pursuant to Article II.

"Revolving Credit Lenders" means, collectively, all of the Lenders with a Revolving Credit Commitment or if the Revolving Credit Commitment has been terminated, all Lenders having Revolving Credit Exposure.
"Revolving Credit Loan" means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
"Revolving Credit Maturity Date" means the earliest to occur of (a) December 11, 2023, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 9.2(a).
"Revolving Credit Note" means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
"Revolving Credit Outstandings" means the aggregate outstanding principal amount of Revolving Credit Loans after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.
"Revolving Extensions of Credit" means any Revolving Credit Loan then outstanding.
"Risk-Based Capital Ratio" means the total risk-based capital ratio, determined in accordance with the then-current regulations of the applicable Bank Regulatory Authority on a Consolidated basis for the Borrower and its Subsidiaries.
"S&P" means Standard & Poor's Rating Service, a division of S&P Global Inc. and any successor thereto.
"Sanctioned Country" means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions.
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC's Specially Designated Nationals and Blocked Persons List and OFAC's Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty's Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
"Sanctions" means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty's Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.
"SEC" means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
"Secured Parties" means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.5, and the other Persons the Obligations owing to it which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
"Securities Act" means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).
"Securities Exchange Act" means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).
"Senior Debt" means all Indebtedness of the Borrower other than Subordinated Debt, and excluding any Indebtedness owed among the Borrower and a Subsidiary.
"SOFR" means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
"SOFR Loan" means any Loan bearing interest at a rate based on Term SOFR as provided in Section 4.1(a).
"Solvent" and "Solvency" means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
"Specified Subsidiary" means any of the Subsidiaries of the Borrower identified on Schedule 8.9.
"Subordinated Debt" means any Indebtedness of the Borrower or any Nonbank Subsidiary that (a) is subordinated to the obligations of the Borrower and its Subsidiaries hereunder and under the other Loan Documents on terms not materially less favorable to Lenders than those in any Junior Subordinated Indenture or otherwise in a manner reasonably acceptable to the Administrative Agent, (b) is unsecured and (c) has terms that are less restrictive in all material respects than the terms of this Agreement or are otherwise reasonably acceptable to the Administrative Agent.
"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.
"Subsidiary Bank" means, collectively, (i) each bank listed on Schedule 6.13(b) (as such Schedule may be updated from time to time as agreed between the Borrower and the Administrative Agent) and (ii) each Subsidiary of the Borrower that is formed after the date hereof as a bank or a banking corporation under applicable Law.
"Supported QFC" has the meaning specified in Section 11.24(b).

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
"Tangible Equity" means, at any date as determined on a Consolidated basis for the Borrower and its Subsidiaries and in accordance with GAAP, the aggregate amount of equity capital of Borrower and its Subsidiaries as at the date of determination, less the aggregate amount of intangible assets as at the date of determination, as reported in the financial statements of the Borrower included with each annual report and quarterly report of the Borrower as filed with the SEC.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
"Term Loan" means the term loans made to the Borrower pursuant to Section 3.1.
"Term Loan Commitment" means (a) as to any Term Loan Lender, the obligation of such Term Loan Lender to make a portion of the Term Loan, to the account of the Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender's name on Schedule 1.1 and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make such Term Loans. The aggregate Term Loan Commitment of all Term Loan Lenders on the Closing Date shall be $200,000,000. The Term Loan Commitment of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Term Loan Lender on Schedule 1.1.
"Term Loan Facility" means the term loan facility established pursuant to Article III.
"Term Loan Lender" means any Lender with a Term Loan Commitment and/or outstanding Term Loans.
"Term Loan Maturity Date" means the first to occur of (a) December 12, 2027, and (b) the date of acceleration of the Term Loans pursuant to Section 9.2(a).

"Term Loan Note" means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
"Term Loan Percentage" means, with respect to any Term Loan Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Term Loan Lender's Term Loans. The Term Loan Percentage of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.
"Term SOFR" means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the "Periodic Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the "Base Rate Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.
"Texas Ratio" means, as of the last day of any fiscal quarter of the Borrower, the ratio (expressed as a percentage rounded to two decimal places) of (a) Adjusted Non-Performing Assets to (b) the sum of Tangible Equity plus Allowance for Loan Losses.
"Threshold Amount" means $15,000,000.
"Tier 1 Leverage Ratio" means the tier 1 leverage ratio (expressed as a percentage rounded to two decimal places), determined in accordance with the then-current regulations of the applicable Bank Regulatory Authority on a Consolidated basis for the Borrower and its Subsidiaries.

"Total Assets" means, at any time, the aggregate amount set forth as "total assets" on the Borrower's most recent annual or quarterly financial statements delivered to the Administrative Agent pursuant to Section 7.1(a) or (b).
"Total Credit Exposure" means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.
"Transactions" means, collectively, (a) the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement, (b) the initial Extensions of Credit, and (c) the payment of all fees, expenses and costs incurred in connection with the foregoing.
"Type" means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.
"UCC" means the Uniform Commercial Code as in effect in the State of Illinois; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
"Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
"United States" means the United States of America.
"U.S. Government Securities Business Day" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.2(a), 2.3(c), 3.2(a), 3.4(c) and 4.2, in each case, such day is also a Business Day.
"U.S. Person" means any Person that is a "United States person" as defined in Section 7701(a)(30) of the Code.
"U. S. Special Resolution Regimes" has the meaning specified in Section 11.24(b).
"U.S. Tax Compliance Certificate" has the meaning specified in Section 4.11(g).
"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.
"Withholding Agent" means the Borrower and the Administrative Agent.

"Write-Down and Conversion Powers" means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.2    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) the term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, and (viii) references to a Bank Regulatory Authority shall include each Governmental Authority that succeeds to any function of such Bank Regulatory Authority.
(b)    In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
SECTION 1.3    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 7.1, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, but in any event and in each case, subject to Section 1.3, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary contained in Section 1.03(a) or otherwise in this Agreement, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on the original effective date of the Existing Credit Agreement shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
SECTION 1.4    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings set forth in the UCC. Subject to the foregoing, the term "UCC" refers, as of any date of determination, to the UCC then in effect.
SECTION 1.5    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.6    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Securities Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION 1.7    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
SECTION 1.8    Guarantees/Earn-Outs. Unless otherwise specified, (a) the amount of any Guarantee shall be the lesser of the amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee and (b) the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.
SECTION 1.9    Covenant Compliance Generally. For purposes of determining compliance under Sections 8.1, 8.2, 8.3, 8.5 and 8.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 7.1. Notwithstanding the foregoing, for purposes of determining compliance with Sections 8.1, 8.2 and 8.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.
SECTION 1.10    Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.8(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.11    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II

REVOLVING CREDIT FACILITY
SECTION 2.1    Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender's Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.
SECTION 2.2    Procedure for Advances of Revolving Credit Loans.
(a)    Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) U.S. Government Securities Business Days before each SOFR Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, and (y) with respect to SOFR Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (C) whether such Revolving Credit Loan is to be a SOFR Loan or a Base Rate Loan, and (D) in the case of a SOFR Loan, the duration of the Interest Period applicable thereto. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of a SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.
(b)    Disbursement of Revolving Credit Loans. Not later than 1:00 p.m. on the proposed borrowing date, each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent's Office in funds immediately available to the Administrative Agent, such Revolving Credit Lender's Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a "Notice of Account Designation") delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.
SECTION 2.3    Repayment and Prepayment of Revolving Credit Loans.
(a)    Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of all Revolving Credit Loans in full on the Revolving Credit Maturity Date, together with all accrued but unpaid interest thereon.
(b)    Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay promptly (but in any event within one Business Day) upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied to the principal amount of outstanding Revolving Credit Loans.
(c)    Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a "Notice of Prepayment") given not later than 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and (ii) at least three (3) U.S. Government Securities Business Days before prepayment of each SOFR Loan, specifying the date and amount of prepayment and whether the prepayment is of SOFR Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans, $2,000,000 or a whole multiple of $500,000 in excess thereof with respect to SOFR Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 4.9).

(d)    [Intentionally Omitted].
(e)    Limitation on Prepayment of SOFR Loans. The Borrower may not prepay any SOFR Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
(f)    Swap Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower's obligations under any Swap Contracts entered into with respect to the Loans.
SECTION 2.4    Permanent Reduction of the Revolving Credit Commitment.
(a)    Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 4.9).
(b)    Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans after such reduction to the Revolving Credit Commitment as so reduced. Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and shall result in the termination of the Revolving Credit Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any SOFR Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
SECTION 2.5    Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.
ARTICLE III

TERM LOAN FACILITY
SECTION 3.1    Term Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Term Loan Lender severally agrees to make the Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender's Term Loan Commitment as of the Closing Date.
SECTION 3.2    Procedure for Advance of Term Loan.
(a)    Term Loan. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. on the Closing Date requesting that the Term Loan Lenders make the Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) U.S. Government Securities Business Days prior to the Closing Date, that the Lenders make the Term Loan as a SOFR Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9 of this Agreement). Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 1:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent's Office in immediately available funds, the amount of such Term Loan to be made by such Term Loan Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.
SECTION 3.3    Repayment of Term Loans.
(a)    Term Loan. The Borrower shall repay the aggregate outstanding principal amount of the Term Loan in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing March 31, 2023 as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 3.4 hereof each such installment shall be in a principal amount of $7,142,857.14. If not sooner paid, the Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.
SECTION 3.4    Prepayments of Term Loans.
(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty, except as set forth in Section 4.9, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and (ii) at least three (3) U.S. Government Securities Business Days before prepayment of each SOFR Loan, specifying the date and amount of prepayment, whether the prepayment is of SOFR Loans or Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof) and shall be applied to prepay the Term Loan (each such prepayment to be applied to reduce to reduce in inverse order of maturity the scheduled principal amortizations payments under Section 3.3(a)). Each repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 4.9.
ARTICLE IV

GENERAL LOAN PROVISIONS
SECTION 4.1    Interest.
(a)    Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, Revolving Credit Loans and Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) Term SOFR plus the Applicable Margin (provided that Term SOFR shall not be available until three (3) U.S. Government Securities Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9 of this Agreement). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2.

(b)    Default Rate. Subject to Section 9.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 9.1(f) or (g), or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) no Loans may be requested as, converted to or continued as SOFR Loans without the consent of the Required Lenders, (B) all outstanding SOFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to SOFR Loans until the end of the applicable Interest Period and thereafter at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c)    Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing March 31, 2023 and interest on each SOFR Loan shall be due and payable in arrears on the last day of each Interest Period applicable thereto; provided that (i) in the event of any repayment or prepayment of any SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).
(d)    Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
(e)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
SECTION 4.2    Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third U.S. Government Securities Business Day after the Closing Date, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Loans in a principal amount equal to $4,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more SOFR Loans and (b) upon the expiration of any Interest Period therefor, (i) convert all or any part of any outstanding SOFR Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the SOFR Loans then outstanding) into

Base Rate Loans or (ii) continue any such SOFR Loans as SOFR Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a "Notice of Conversion/Continuation") not later than 11:00 a.m. three (3) U.S. Government Securities Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued SOFR Loan. If the Borrower fails to deliver a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any SOFR Loan, then the applicable SOFR Loan shall be continued as a SOFR Loan with an Interest Period of one month. If the Borrower requests a conversion to, or continuation of, a SOFR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
SECTION 4.3    Fees.
(a)    Commitment Fee. Commencing on the Closing Date, subject to Section 4.13(a)(iii), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the "Commitment Fee") at a rate per annum equal to 0.30% on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any). The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing March 31, 2023 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Credit Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders' respective Revolving Credit Commitment Percentages.
(b)    Other Fees. The Borrower shall pay to the Administrative Agent for its own respective accounts fees in the amounts and at the times specified in any Fee Letter.
SECTION 4.4    Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Administrative Agent's fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 4.13(a)(ii).
SECTION 4.5    Evidence of Indebtedness.
(a)    Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Term Loan Note, as applicable, which shall evidence such Lender's Revolving Credit Loans and/or Term Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
SECTION 4.6    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
SECTION 4.7    Administrative Agent's Clawback.
(a)    Funding by Lenders; Presumption by Administrative Agent. In connection with any borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with Sections 2.2(b) and 3.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
(c)    Nature of Obligations of Lenders. The obligations of the Lenders under this Agreement to make the Loans and to make payments under this Section, Section 4.11(e), Section 10.11, Section 11.3(c) or Section 11.7, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.
SECTION 4.8    Changed Circumstances.
(a)    Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.9.
(b)    Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an "Illegality Notice"). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of "Base Rate". Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of "Base Rate"), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.9.
(c)    Benchmark Replacement Setting.
(i)    Benchmark Replacement.
(A)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.8(c)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.
(B)    No Swap Contract shall be deemed to be a "Loan Document" for purposes of this Section 4.8(c).
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.8(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.8(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
SECTION 4.9    Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b)  any failure of the Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any failure of the Borrower to prepay any SOFR Loan on a date specified therefor in any Notice of Prepayment (regardless of whether any such Notice of Prepayment may be revoked under Section 2.3(c) or Section 3.4(a), and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.12(b). A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Borrower under this Section 4.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.10    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection

Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender on a basis consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 4.10(a) after consideration of such factors as such Lender then reasonably determines to be relevant.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered as reasonably determined by such Lender on a basis consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 4.10(b) after consideration of such factors as such Lender then reasonably determines to be relevant. It is acknowledged that this Agreement is being entered into by the Lenders on the understanding that the Lenders will not be required to maintain capital against their Revolving Credit Commitment, under current Applicable Laws, regulations and regulatory guidelines. In the event the Lenders shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that the Lenders will be entitled to make claims under this Section (each such claim to be made within a reasonable period of time after the period to which it relates) based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.
(c)    Certificates for Reimbursement. A certificate of a Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or such other Recipient's right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender's or such other Recipient's intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Survival. All of the obligations of the Borrower under this Section 4.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.11    Taxes.
(a)    Defined Terms. For purposes of this Section 4.11 the term "Applicable Law" includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 11.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.11, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of

Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party's obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.12    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.9;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (x) an assignment required pursuant to this Section 4.12 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
(c)    Selection of Lending Office. Subject to Section 4.12(a), each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.
SECTION 4.13    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of "Required Lenders" and Section 11.2.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such defaulting Lender's potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 4.13(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 4.13(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
ARTICLE V

CONDITIONS OF CLOSING AND BORROWING
SECTION 5.1    Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans is subject to the satisfaction of each of the following conditions:
(a)    Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Term Loan Lender requesting a Term Loan Note (in each case, if requested thereby), the Pledge Agreement, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect.
(b)    Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)    Officer's Certificate. A certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 5.2(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to, either individually or in the aggregate, have a Material Adverse Effect, (C) that there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect and (D) that no consents, licenses or approvals are required in connection with the consummation by the Borrower of the transaction contemplated hereby and the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party;
(ii)    Certificate of Secretary of the Borrower. A certificate of a Responsible Officer of the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or governing documents of the Borrower as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of the Borrower authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).
(iii)    Certificates of Good Standing. Certificates as of a recent date of the good standing of the Borrower and each Subsidiary whose equity securities are subject to the Pledge Agreement under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that the Borrower has filed all required tax returns and owes no delinquent taxes.

(iv)    Opinions of Counsel. A favorable opinion of Sidley Austin LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to customary matters concerning the Borrower and the Loan Documents as the Administrative Agent may reasonably request.
(c)    Personal Property Collateral.
(i)    Filings and Recordings. To the extent not previously received, subject to the limitations and qualifications in the Collateral Documents, the Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).
(ii)    Pledged Collateral. The Administrative Agent shall have received, to the extent not already in the Administrative Agent's possession, certificates representing the pledged equity referred to therein accompanied by undated stock powers executed in blank.
(iii)    Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, bankruptcy, tax and intellectual property matters in its discretion), in form and substance reasonably satisfactory thereto, made against the Borrower under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of the Borrower, indicating among other things that the assets of each the Borrower are not subject to any Liens (except for Liens permitted under this Agreement).
(d)    Financial Matters.
(i)    Financial Statements. The Administrative Agent shall have received (A) the audited Consolidated statement of condition of the Borrower and its Subsidiaries as of December 31, 2021 and the related audited statements of income and shareholders' equity and cash flows for the fiscal year then ended and (B) unaudited Consolidated statement of condition of the Borrower and its Subsidiaries as of September 30, 2022 and related unaudited interim statements of income and shareholders' equity.
(ii)    Financial Condition/Solvency Certificate. Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of Borrower, that (A) after giving effect to the financing hereunder and each Loan to be advanced on the Closing Date, Borrower and each Subsidiary thereof is each Solvent, and (B) attached thereto are calculations evidencing compliance as of September 30, 2022 with the covenants contained in Section 8.13.
(iii)    Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder, and (B) all reasonable, documented and out-of-pocket fees, charges and disbursements of one primary counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced one (1) Business Day prior to or on the Closing Date and accrued and unpaid as of the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(e)    Miscellaneous.
(i)    Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(ii)    Existing Indebtedness. The term loan (under the Existing Credit Agreement) shall be repaid in full on or prior to the Closing Date.
(iii)    PATRIOT Act, etc.
(A)    So long as requested by the Administrative Agent or any Lender at least ten (10) Business Days prior to the Closing Date, the Administrative Agent and the Lenders shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable "know your customer" rules and regulations.
(B)    The Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the "legal entity customer" definition under the Beneficial Ownership Regulations), in each case at least five (5) Business Days prior to the Closing Date.
Without limiting the generality of the provisions of Section 10.3(c) and Section 10.4, for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 5.2    Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit, but, with respect to clauses (a) and (b), excluding, for the avoidance of doubt, any conversion or continuation of Loans) are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:
(a)    Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
(b)    No Existing Default. No Default or Event of Default shall have occurred and be continuing on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date.
(c)    Notices. The Administrative Agent shall have received a Notice of Borrowing, or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.2(a) or Section 3.2, as applicable.

Each Notice of Borrowing or Notice of Conversion/Continuation (other than one requesting only a conversion of Loans to the other Type or a continuation of SOFR Loans), as applicable, submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.2(a) and (b) have been satisfied on and as of the date of the applicable Extension of Credit.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER
To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 5.2, that:
SECTION 6.1    Existence, Qualification and Power. The Borrower and each of its Material Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 6.2    Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of its Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any of its Subsidiaries or any of their respective property is subject; or (c) violate any Law in any material respect.
SECTION 6.3    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, (b) the grant by the Borrower of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) other than (x) the UCC-1 financing statements described on Schedule 6.3 hereto and (y) except as set forth on Schedule 6.3 on the Closing Date, the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.
SECTION 6.4    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 6.5    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the Consolidated financial condition of the Borrower as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b)    The Consolidated unaudited statement of condition of the Borrower dated September 30, 2022, and the related statements of income, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower or such Subsidiary, as the case may be, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 6.6    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or (b) either individually or in the aggregate, are reasonably expected to be determined adversely and, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
SECTION 6.7    No Event of Default. Neither the Borrower nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
SECTION 6.8    Ownership of Property. The Borrower and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 6.9    Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 6.10    Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
SECTION 6.11    Taxes. The Borrower and its Subsidiaries have filed (or has received appropriate extensions for the filing thereof) all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and (ii) the filing of state tax returns and reports and the payment of related taxes, assessments, fees and other governmental charges levied or imposed that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower after due inquiry, there is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any Subsidiary thereof is party to any tax sharing agreement.
SECTION 6.12    ERISA Compliance.
(a)    Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws. Except as could not reasonably be expected to have a Material Adverse Effect, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a waiver of the minimum funding standard pursuant to Section 412 of the Code has been made with respect to any Plan.
(b)    There are no pending or, to the best knowledge of the Borrower, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    Except where event, action or failure to act could reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
SECTION 6.13    Subsidiaries; Equity Interests; Borrower. As of the Closing Date, the Borrower has no Subsidiaries other than (x) Subsidiaries established directly or indirectly by any Subsidiary Banks for the sole purpose of holding real estate acquired through foreclosure and (y) such other Subsidiaries specifically disclosed (or otherwise referenced) in Part (a) of Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Borrower in the amounts specified on Part (a) of Schedule 6.13. The Borrower's Equity Interests in the Subsidiary Banks identified in Part (b) of Schedule 6.13 are free and clear of all Liens except those created under the Collateral Documents. As of the Closing Date, the Borrower has no equity investments in any other corporation or entity in excess of $10,000,000 (on a per investment basis) other than those specifically disclosed in Part (c) of Schedule 6.13. Set forth on Part (d) of Schedule 6.13 is a complete and accurate list of the Borrower and its Subsidiaries (other than Subsidiaries established directly or indirectly by any Subsidiary Banks for the sole purpose of holding real estate acquired through foreclosure), as of the Closing Date, of the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number and the applicable primary banking Governmental Authority, if any, which regulates such Person.
SECTION 6.14    Margin Regulations; Investment Company Act.
(a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    None of the Borrower, any Person Controlling the Borrower or any Subsidiary is, or is required to be, registered as an "investment company" under the Investment Company Act of 1940.

SECTION 6.15    Disclosure. As of the Closing Date, to the extent permitted by applicable Laws, the Borrower has disclosed to the Administrative Agent and the Lenders (i) all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, the termination of which could reasonably be expected to result in a Material Adverse Effect and (ii) all matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. All of the information included in each Beneficial Ownership Certification delivered to the Administrative Agent is true and correct.
SECTION 6.16    Compliance with Laws. Subject to Section 6.19, the Borrower and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 6.17    Solvency. The Borrower is, individually and together with its Subsidiaries on a Consolidated basis, Solvent.
SECTION 6.18    Taxpayer Identification Number. The Borrower's true and correct U.S. taxpayer identification number is 36-3873352.
SECTION 6.19    Anti-Corruption; Anti-Money Laundering; Sanctions.
(a)    None of (i) the Borrower, any Subsidiary, any of their respective directors, Responsible Officers, senior compliance officers or other Persons with responsibility for Sanctions, anti-money laundering and anti-corruption matters, or, to the knowledge of the Borrower, any of their respective employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) has received written notice that it is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) to the knowledge of the Borrower, directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(b)    Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.
(c)    Each of the Borrower and its Subsidiaries, each director, Responsible Officer, senior compliance officer or other Person with responsibility for Sanctions, anti-money laundering and anti-corruption matters, and to the knowledge of Borrower, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance in all material respects with all Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.
(d)    No proceeds of any Loans have been used, directly or, to the knowledge of the Borrower after due inquiry, indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.12.

SECTION 6.20    EEA Financial Institutions. Neither the Borrower nor any of its Subsidiaries is an EEA Financial Institution.
ARTICLE VII

AFFIRMATIVE COVENANTS
Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Commitments terminated, the Borrower will, and will (except in the case of the covenants set forth in Section 7.1, 7.2, 7.3, 7.5 and 7.11) cause each of its Subsidiaries to:
SECTION 7.1    Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
(a)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a Consolidated statement of condition of the Borrower as at the end of such fiscal quarter, the related Consolidated statements of income for such fiscal quarter and for the portion of the Borrower's fiscal year then ended and the related Consolidated statements of changes in shareholders' equity for the portion of the Borrower's fiscal year then ended, certified by the chief executive officer, chief financial officer, chief operating officer, treasurer or controller of the Borrower as fairly presenting the Consolidated financial condition, results of operations and shareholders' equity of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(b)    as soon as practicable, and in no event later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, a Consolidated statement of condition of the Borrower as at the end of such fiscal year, and the related Consolidated statements of income and changes in shareholders' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;
(c)    promptly upon request by the Administrative Agent (and in any event within five Business Days after such request), copies of the then current loan/asset watch list, the Call Reports, the substandard loan/asset list, the nonperforming loan/asset list and other real estate owned list of the Subsidiaries; provided, that, unless an Event of Default has occurred and is continuing, the Borrower shall have no obligation to provide any such lists more frequently than once per calendar month;
(d)    promptly, and in any event within five Business Days after receiving knowledge thereof, notice in writing of all charges, assessment, actions, suits and proceedings that are initiated by, or brought before, any court or Bank Regulatory Authority, governmental department, commission, board or other administrative agency, in connection with the Borrower or any Subsidiary (other than (i) litigation in the ordinary course of business which, if adversely decided, would not have a material effect on the financial condition or operations of the Borrower or such Subsidiary and (ii) any such item which, by its terms, cannot be disclosed and for which waiver thereof was requested by Borrower or its Subsidiaries and not granted); and
(e)    promptly upon the request therefor, such other information and documentation required by Bank Regulatory Authorities under "know your customer" and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act) applicable to the Administrative Agent or any Lender, as from time to time reasonably requested by the Administrative Agent or such Lender, as the case may be.
(f)    As to any information contained in materials furnished pursuant to Section 7.2(c), the Borrower shall not be separately required to furnish such information under Section 7.1(a) or (b) above,

but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 7.1(a) and (b) above at the times specified therein.
SECTION 7.2    Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    Within five calendar days after the date of required delivery of the financial statements referred to in Sections 7.1(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, chief operating officer, treasurer or controller of the Borrower;
(b)    promptly, and in any event within five Business Days after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;
(c)    promptly, and in any event within five Business Days after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(d)    promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof; and
(e)    promptly (and in any event within five Business Days), such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.1(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed in Section 11.1; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail, electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information." Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials "PUBLIC".
SECTION 7.3    Notices. Promptly (and in any event within five Business Days) notify the Administrative Agent of a Responsible Officer's knowledge of:
(a)    the occurrence of any Event of Default;
(b)    any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event; and
(d)    any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary thereof other than as a result of a change in GAAP.
Each notice pursuant to Section 7.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth reasonable details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
SECTION 7.4    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) in the case of state tax returns and the payment of related taxes, assessments, fees and other governmental charges levied or imposed, the failure to make such payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property if such Lien is prohibited hereby; and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing or governing such Indebtedness, except as otherwise would not constitute an Event of Default.
SECTION 7.5    Preservation of Existence, Etc. With respect to itself, each Subsidiary Bank and each Material Subsidiary: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.4 or 8.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
SECTION 7.6    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in either case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.7    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
SECTION 7.8    Compliance with Laws. Comply with (a) all Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws in all material respects and (b) the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except, with respect to clause (b), in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
SECTION 7.9    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct in all material respects entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
SECTION 7.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; provided, further, that, so long as no Event of Default has occurred and is continuing, the Borrower shall have no obligation to pay for more than one visit, inspection or examination during any calendar year.
SECTION 7.11    Use of Proceeds. Subject to the requirements of Sections 8.10 and 8.12, use the proceeds of the Extensions of Credit for general corporate purposes not in contravention of any Law in any material respect or of any Loan Document, including repayment of the principal of the Term Loans (as defined in the Existing Credit Agreement).
SECTION 7.12    Further Assurances. Promptly upon written request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject the Borrower's or any of its Subsidiaries' properties, assets, rights or interests constituting Collateral to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so and (c) provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
SECTION 7.13    Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Borrower or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 7.14    Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; Beneficial Ownership Regulation. The Borrower will (a) maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Administrative Agent and each Lender if the Borrower, any of its Subsidiaries or any Person that owns, directly or indirectly, a 50% or greater interest in the Borrower or any of its Subsidiaries becomes a Sanctioned Person, (c) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the "legal entity customer" definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of "legal entity customer" under the Beneficial Ownership Regulation) and (d) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
ARTICLE VIII

NEGATIVE COVENANTS
Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash and the Commitments terminated, the Borrower will not, and will not permit any Nonbank Subsidiary to:
SECTION 8.1    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document;
(b)    Liens listed on Schedule 8.1 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.2(c), (iii) there is no additional direct or contingent obligor with respect thereto and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.2(c);
(c)    Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)    pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1(h);
(i)    other Liens securing Indebtedness permitted under Section 8.2(g); provided that no such Lien shall extend to or cover any Equity Interests of any Subsidiary Bank; and
(j)    the replacement, extension or renewal of any Lien permitted by clauses (a) through (i) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.
(k)    Notwithstanding the foregoing, (1) the permitted Liens in (b), (d), (e), (f), (g), (i) and (j) above shall not extend to or cover any Equity Interests of any Subsidiary Bank constituting Collateral and (2) the permitted Liens in (c) and (h) above shall not extend to or cover any Equity Interests of any Subsidiary Bank if such permitted Liens would not be junior in priority in all respects to the Liens of the Administrative Agent thereon.
SECTION 8.2    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, foreign currency or commodity prices;
(b)    Indebtedness under the Loan Documents;
(c)    Indebtedness listed on Schedule 8.2 and any Refinancings thereof; provided that the amount of such Indebtedness is not increased at the time of such Refinancing except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such Refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such Refinancing; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such Refinanced Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrower or the Lenders than the terms of any agreement or instrument governing the Indebtedness being Refinanced and the interest rate applicable to any such Refinanced Indebtedness does not exceed the then applicable market interest rate;
(d)    Indebtedness under any Junior Subordinated Indenture, so long as (i) the interest rate on such Indebtedness does not exceed 10%, (ii) there are no financial covenants contained in the documents related to such Indebtedness and (iii) such Indebtedness is Subordinated Debt
(e)    other Subordinated Debt which qualifies as tier 2 capital as determined in accordance with the then-current regulations of the applicable Bank Regulatory Authorities;

(f)    Guarantees by the Borrower
(i)    (i) (A) of Indebtedness of any Subsidiary and (B) of ordinary course obligations of any Subsidiary so long as (x) all Guarantees under this subclause (i) are unsecured and (y) the aggregate principal amount thereof shall not exceed $40,000,000; and
(ii)    of any Indebtedness or other obligations of Barrington Bank & Trust Company, N.A., pursuant to that certain Corporate Guaranty Agreement, a copy of which was previously delivered to the Lenders, executed by the Borrower in favor of the Government National Mortgage Association dated October 29, 2015, so long as any Guarantee under this subclause (ii) is unsecured;
(g)    the Existing Mortgage Loan (which may be Refinanced with the issuance of other Indebtedness so long as (i) such Indebtedness does not increase the principal amount of the Indebtedness so Refinanced and (ii) any Liens securing such Indebtedness are not extended to any additional property prohibited from securing the Indebtedness so Refinanced);
(h)    other unsecured Indebtedness in an aggregate principal amount not to exceed $300,000,000 at any time outstanding, provided that Indebtedness in excess of such limit which is comprised of Senior Debt shall be permitted with the written consent of all Lenders in their discretion, and
(i)    Indebtedness in the form of letters of credit (and reimbursement obligations in respect thereof) issued for the account of, or confirmed on behalf of, (i) Borrower or (ii) Borrower and any of its Subsidiaries as co-borrowers or co-applicant parties, the aggregate amount thereof, drawn or undrawn, not to exceed $45,000,000.
SECTION 8.3    Investments. Make or hold any Investments, except:
(a)    Investments (other than any Acquisition) which are made in accordance with (i) applicable Law and (ii) any other applicable order, regulation, agreement or memorandum of understanding entered into with or issued by any Governmental Authority charged with the regulation of bank holding companies or depository institutions;
(b)    Acquisitions permitted pursuant to Section 8.11 (including, for the avoidance of doubt, the creation of and investment in any Subsidiary solely for the purpose of consummating any such Acquisition, which Subsidiary is merged out of existence after consummation thereof);
(c)    Indebtedness and Guarantees permitted under Section 8.2
SECTION 8.4    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (each, a "Fundamental Change") or permit any Subsidiary Bank to make any Fundamental Change, except that (a) any Subsidiary (other than any Subsidiary Bank) that is not a Material Subsidiary may consummate any Fundamental Change (provided that any such merger or consolidation involving the Borrower shall result in the Borrower as the surviving entity), (b) any Acquisition not prohibited by Section 8.11 shall be permitted under this Section 8.4 (including, for the avoidance of doubt, the merging out of existence of any Subsidiary that is created solely for the purpose of consummating any such Acquisition), (c) any Subsidiary may merge or consolidate with or into the Borrower and (d) any Subsidiary may merge or consolidate with or into (or transfer all or substantially all of its assets to) any other Subsidiary; provided, however, that if either such Subsidiary is a Pledged Subsidiary, then the surviving entity shall be such Pledged Subsidiary.

SECTION 8.5    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)    Dispositions permitted pursuant to Section 8.4; and
(c)    Dispositions not otherwise permitted under this Section 8.5; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, and (ii) the aggregate book value of all property subject to Disposition of in reliance on this clause (c) in any fiscal year shall not exceed 10% of the Borrower's Total Assets;
provided, however, that any Disposition pursuant to this Section shall be for fair market value.
SECTION 8.6    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, voluntarily purchase, redeem or defease any Indebtedness under any Junior Subordinated Indenture, make any payment of principal or interest on any Subordinated Debt, or settle the forward purchase contracts issued by the Borrower in connection with any such Indebtedness (other than cash payments with respect to fractional shares) (contingent or otherwise), except that (a) the Borrower may declare and make dividend payments or other distributions payable solely in Equity Interests of the Borrower, (b) any Subsidiary may declare and make dividend payments or other distributions to the Borrower or a wholly-owned Nonbank Subsidiary, and (c) so long as (i) no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom and (ii) the Borrower shall be in compliance (on a pro forma basis) with the financial covenants in Article VIII after giving effect thereto, the Borrower may (x) declare and make cash dividend payments on its Equity Interests and redeem or repurchase any of its Equity Interests, (y) the Borrower may make scheduled interest and principal payments under any Junior Subordinated Indenture and (z) make payments of principal and interest on any other Subordinated Debt.
SECTION 8.7    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
SECTION 8.8    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (other than any transaction between any Subsidiary and (x) another Subsidiary or (y) the Borrower), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate.
SECTION 8.9    Burdensome Agreements. Other than (x) the Existing Mortgage and any agreements, instruments or other documents entered into or delivered in connection with the Existing Mortgage Loan, (y) the agreements listed in Schedule 8.9(a) and (z) any Contractual Obligation of (or imposed by) any Governmental Authority (including any Banking Regulatory Authority), enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary (other than any Specified Subsidiary) to make Restricted Payments to the Borrower or to otherwise transfer property to or invest in the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower (other than any Specified Subsidiary)  or (iii) of the Borrower or any Subsidiary (other than any Specified Subsidiary)  to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.2(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
SECTION 8.10    Use of Proceeds. Use the proceeds of any Extension of Credit, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
SECTION 8.11    Acquisitions. Make any Acquisition unless (a) at the time of any such Acquisition, no Event of Default shall exist or would result from such Acquisition and (b) the aggregate assets purchased with respect to all Acquisitions (including such proposed Acquisition) during any fiscal year of the Borrower does not exceed 25% of the Borrower's Total Assets as of the beginning of such fiscal year in which such Acquisitions are made.
SECTION 8.12    Sanctions. The Borrower will not request any Loan, and the Borrower shall not use, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan, directly or, to the knowledge of the Borrower after due inquiry, indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result, in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws applicable to any party hereto.
SECTION 8.13    Financial Covenants.
(a)    Texas Ratio. For the Borrower on a Consolidated basis, permit the Texas Ratio to be greater than 25.00% as of the last day of any fiscal quarter of the Borrower.
(b)    Return on Average Assets Ratio. Permit the Return on Average Assets Ratio of the Borrower, on a Consolidated basis, to be less than 0.30%, determined as at the last day of each fiscal quarter of the Borrower for the four fiscal quarters ended on such date.
(c)    Well Capitalized. Permit the Borrower, on a Consolidated basis, or any Subsidiary Bank to be considered not "well-capitalized" (as defined and determined by the appropriate Bank Regulatory Authority having jurisdiction over the Borrower or such Subsidiary Bank, as applicable).
(d)    Risk-Based Capital Ratio. Permit the Risk-Based Capital Ratio as at the last day of any fiscal quarter of the Borrower, on a Consolidated basis, to be less than 11.00%.
(e)    Tier 1 Leverage Ratio. Permit the Tier 1 Leverage Ratio as of the last day of any fiscal quarter of the Borrower, on a Consolidated basis, to be less than 7.00%.
(f)    Minimum Liquidity / Unencumbered Cash and Securities. Permit the sum of (a) cash of the Borrower not subject to any Lien (other than Liens on such cash arising by operation of law and normal and customary rights of setoff upon deposits of cash, in favor of banks or other depository institutions), plus (b) cash of the Borrower on deposit with any Subsidiary Bank and which is not subject to any Lien (other than Liens in favor of such Subsidiary Bank securing amounts owed by the Borrower to such Subsidiary Bank with respect to returned items and standard account charges), plus (c) the market value of all Marketable Securities of the Borrower not subject to any Lien to be less than $50,000,000 at any time.
ARTICLE IX

DEFAULT AND REMEDIES
SECTION 9.1    Events of Default. Each of the following shall constitute an Event of Default:
(a)    Non-Payment. The Borrower fails to (i) pay when and as required to be paid herein, any amount of principal of any Revolving Credit Loan or the Term Loan, or (ii) pay within three Business Days after the same becomes due, any interest on any Revolving Credit Loan or the Term Loan, or any

fee due hereunder, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.1, 7.2, 7.3, 7.10, 7.11, 7.14, or Article VIII; or
(c)    Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 9.1(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after (x) the Borrower receives written notice from the Administrative Agent of such failure or (y) a Responsible Officer of the Borrower knew of such failure; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect if such provision is already qualified as to materiality) when made or deemed made; or
(e)    Cross-Default. (i) The Borrower or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts with any Lenders) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, in each case beyond the applicable grace period with respect thereto, if any, provided in the instrument or agreement evidencing such Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) (A) the Borrower or any Subsidiary thereof fails to make a payment when due of the Swap Termination Value with respect to any Swap Contract with a Lender beyond any period of grace, if any, contained in any instrument or agreement evidencing, securing or relating thereto, or (B) any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit such Lender to cause, with the giving of notice or lapse of time, or both, if required, the obligations and liabilities under such Swap Contract to become due prior to its stated maturity (any applicable grace period having expired); provided that clause (e)(i) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 8.5; or
(f)    Insolvency Proceedings, Etc. The Borrower, any Subsidiary Bank or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) The Borrower, any Subsidiary Bank or any Material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)    Judgments. There is entered against the Borrower or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least "A" by A.M. Best Company, has been notified of the potential claim and does not deny coverage in writing), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure has resulted or could reasonably be expected to result in a Material Adverse Effect; or
(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower or any Subsidiary contests in any manner the validity or enforceability of any provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Collateral Documents. The Administrative Agent, for the benefit of the Secured Parties, shall cease to have a first priority perfected security interest in the Collateral (other than solely as a result, and to the extent, of any act or omission of or by the Administrative Agent or any other Secured Party); or
(m)    Regulatory Actions. The Board of Governors of the Federal Reserve System, the FDIC or other Governmental Authority charged with the regulation of bank holding companies or depository institutions: (a) (i) issues to the Borrower or any Subsidiary Bank or initiates any action, suit or proceeding to obtain against, impose on or require from Borrower or any Subsidiary Bank, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by any Subsidiary Bank or the payments of any debt by the Borrower, restrictions that make the payment of the dividends by any Subsidiary Bank or the payment of debt by the Borrower subject to prior regulatory approval, a notice or finding under Section 8(a) of the Federal Deposit Insurance Act or any similar enforcement action, measure or proceeding (each a "Regulatory Action") or (ii) proposes or issues to any executive officer or director of the Borrower or any Subsidiary Bank or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order or the assessment of civil monetary penalties (each an "Officer Directive"); and (b) (x) such Regulatory Action(s) is in the form of a cease and desist order or similar regulatory order, a capital directive or a capital restoration plan issued to the Borrower or any Subsidiary Bank which, in the aggregate, prohibits the payment of dividends by Subsidiary Banks that constitute 25% or more of Total Assets; (y)  such Regulatory Action(s) is in the form of a cease and desist order or similar regulatory order, a capital directive or a capital restoration plan issued to the Borrower or any Subsidiary Bank which, in the aggregate, restrict the payment of dividends by Subsidiary Banks that constitute 35% or more of Total Assets; or (z) such Regulatory Action or Officer Directive does not impair the ability of any Subsidiary Bank to pay dividends and the Subsidiary Banks affected by all such Regulatory Action(s) and Officer Directives constitute 65% or more of Total Assets; provided, however, that any event that (A) only requires or suggests a change in capital ratios or (B) would be a Regulatory

Action or Officer Directive that, by its terms or pursuant to applicable Laws, cannot be disclosed (and neither the Borrower nor any of its Subsidiaries requested such non-disclosure), shall not constitute a Regulatory Action or Officer Directive; or
(n)    Subsidiary Bank Condition. (i) (x) Any Subsidiary Bank is notified that it is considered an institution in "troubled condition" within the meaning of 12 USC 1831 and the regulations promulgated thereunder and (y) such notification can be disclosed pursuant to applicable Laws, or (ii) if a conservator or receiver is appointed for any Subsidiary Bank.
SECTION 9.2    Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
(a)    Acceleration; Termination of Credit Facility. Terminate the Commitments and declare the principal of and interest on the Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 9.1(f) or (g), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(b)    General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.
SECTION 9.3    Rights and Remedies Cumulative; Non-Waiver; Etc.
(a)    The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 11.4 (subject to the terms of Section 4.6), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 4.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 9.4    Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall, subject to the provisions of Sections 4.13, be applied by the Administrative Agent as follows:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees (other than Commitment Fees payable to the Revolving Credit Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Commitment Fees and interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans then owing, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.
SECTION 9.5    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.3 and 11.3) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.3 and 11.3.

SECTION 9.6    Credit Bidding.
(a)    The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, exercisable at the direction of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.2.
(b)    Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
ARTICLE X

THE ADMINISTRATIVE AGENT
SECTION 10.1    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints, designates and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Sections 10.6 and 10.9 the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and their respective Related Parties, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.
(b)    The Administrative Agent shall also act as the "collateral agent" under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as "collateral agent" and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article X for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article and Article XI (including Section 11.3, as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.
(c)    It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 10.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
SECTION 10.3    Exculpatory Provisions.
(a)    The Administrative Agent and its Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(i)    shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(iii)    shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent or its Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement; and
(iv)    shall not be required to account to any Lender for any sum or profit received by the Administrative Agent for its own account.
(b)    The Administrative Agent and its Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a "Notice of Default" is given to the Administrative Agent by the Borrower or a Lender.

(c)    The Administrative Agent and its Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 10.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 10.9. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or that is to be acceptable or satisfactory to such Lender.
SECTION 10.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 10.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent, not to be unreasonably withheld, delayed or conditioned, of the Borrower so long as no Event of Default then exists and is continuing, to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.

Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including, without limitation, any actions taken with respect to acting as collateral agent or otherwise holding any Collateral on behalf of any of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.
SECTION 10.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent or any of its Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent or any of its Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent or any of its Related Parties to any Lender or any other Secured Party as to any matter, including whether the Administrative Agent or any of its Related Parties have disclosed material information in their (or its Related Parties') possession. Each Lender expressly acknowledges, represents and warrants to the Administrative Agent that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, any other Lender or any of its Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent or any other Lender or any of its Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 10.7.
SECTION 10.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.
SECTION 10.9    Collateral Matters.
(a)    Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:
(i)    to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Obligations (other than contingent indemnification obligations not then due), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition to a Person other than the Borrower permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.2; provided that any release of all or substantially of the Collateral shall be subject to Section 11.2(k); and
(ii)    to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; provided that the subordination of all or substantially all of the Collateral shall be subject to Section 11.2(k).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property pursuant to this Section 10.9. In each case as specified in this Section 10.9, the Administrative Agent will, at the Borrower's expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 10.9 as certified by the Borrower.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 10.10    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such

Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender's entrance into, participation in, administration of and performance of the Loans or the Commitments or this Agreement;
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent and its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 10.11    Erroneous Payments.
(a)    Each Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or other Secured Party (each such recipient, a "Payment Recipient") that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an "Erroneous Payment"), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on "discharge for value" or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an "Erroneous Payment Return Deficiency"), then at the sole discretion of the Administrative Agent and upon the Administrative Agent's written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the "Erroneous Payment Impacted Class") to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent's applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the "Erroneous Payment Deficiency Assignment") plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.9 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 10.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)    Each party's obligations under this Section 10.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)    Nothing in this Section 10.11 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient's receipt of an Erroneous Payment.
ARTICLE XI

MISCELLANEOUS
SECTION 11.1    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
If to the Borrower:
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800
Rosemont, Illinois 60018
Attention:  Kathleen M. Boege, General Counsel
Telephone: (847) 939-9008
FAX: (844) 831-8522
Email: kboege@wintrust.com
website:  www.wintrust.com
If to Wells Fargo, as Administrative Agent:
Administrative Agent's Office
(for payments and requests for credit extensions):
Administrative Agent:   Wells Fargo Bank, National Association
1525 W. WT Harris Blvd.
Mail Code: D1109-019
Charlotte, NC 28262
Attention: WLS Charlotte Agency Services
Telecopy No.: (844) 879-5899
ABA No. 121000248
Account No. 01104331628807
Account Name: Agency Services Clearing Account
Reference: Wintrust Financial Corp
Attention: Financial Cash Controls

Other Notices as Administrative Agent:
Linda Yarkai Sampson
Wells Fargo Corporate & Investment Banking
550 S Tryon Street, 33rd floor
Charlotte, NC 28202-4200
MAC D1086-330
Telephone: 704-715-5906
Email: linda.j.sampson@wellsfargo.com
Wells Fargo Bank, National Association
90 S. 7th Street, 6th Floor
Mail Code: N9305-06H
Minneapolis, MN 55402
Attention: Jeff Krsnak
Telephone No.: (612) 316-4986
Telecopy No.: (866) 972-5385
Email: jeffkrsnak@wellsfargo.com
If to any Lender:
To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Administrative Agent's Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.
(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.
(e)    Platform.
(i)    The Borrower and each Lender agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Lenders by posting the Borrower Materials on the Platform.
(ii)    The Platform is provided "as is" and "as available." The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent and its Related Parties (collectively, the "Agent Parties") are not responsible for approving or vetting the representatives, designees or contacts of any Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Borrower and each Lender party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to the Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
SECTION 11.2    Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document (including Section 4.8(c)), any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended, waived or consented to, if, but only if, such amendment, waiver or consent is in writing and approved by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
(a)    amend, modify or waive Section 5.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 5.2, any substantially concurrent request by the Borrower for a borrowing of Revolving Credit Loans) to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so;
(b)    (i) subordinate any of the Obligations in right of payment or otherwise adversely affect the priority of payment of any of such Obligations or (ii) subordinate any of the Liens securing the Obligations, in each case without the consent of each of the Lenders directly affected thereby;
(c)    increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;
(d)    waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them)

hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(e)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clauses (iv) and (viii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that (i) only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(b) during the continuance of an Event of Default and (ii) only the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(f)    change Section 4.6 or Section 9.4 (or amend any other term of the Loan Documents that would have the effect of changing Section 4.6 or Section 9.4) in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;
(g)    [reserved];
(h)    change any provision of this Section or reduce the percentages specified in the definitions of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;
(i)    impose any greater restriction on the ability of any Lender under any Class to assign any of its rights or obligations hereunder without the written consent of the Required Lenders under such Class;
(j)    consent to the assignment or transfer by the Borrower of the Borrower's rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 8.4), in each case, without the written consent of each Lender; or
(k)    release or subordinate all or substantially all of the Collateral or release or subordinate any Collateral Document (or any Lien created thereby) which would have the effect of releasing all or substantially all of the Collateral without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 11.1(e), Section 11.20 or Article X hereof; (ii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, (iv) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision and (v) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 4.8(c) in accordance with the terms of Section 4.8(c). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.
SECTION 11.3    Expenses; Indemnity.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel and, if necessary, of one local counsel in each relevant jurisdiction, in each case to such Persons taken as a whole), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of (x) one primary counsel and, if necessary, one local counsel in each relevant jurisdiction, in each case to such Persons taken as a whole and (y) in the case of any conflict of interest, additional counsel to each group of similarly situated Persons taken as a whole, limited to one such additional counsel and one local counsel in each relevant jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Liabilities), penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of (x) one primary counsel and, if necessary, one local counsel in each relevant jurisdiction, in each case, to the Indemnitees taken as a whole and (y) in the case of any conflict of interest, additional counsel to each group of similarly situated Indemnitees taken as a whole, limited to one such additional counsel and one local counsel in each relevant jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary thereof, or any Environmental Liability related in any way to the Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Liabilities), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant's fees, IN ALL CASES, WHETHER OR NOT

CAUSED BY OR ARISING, IN WHOLE OF IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender's share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.
(f)    Survival. Each party's obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 11.4    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or any of their respective Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.13 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 11.5    Governing Law; Jurisdiction, Etc.
(a)    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Illinois.
(b)    Submission to Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Illinois sitting in Cook County, and of the United States District Court of the Northern District of Illinois, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Illinois State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 11.6    Waiver of Jury Trial.
(a)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO

ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 11.7    Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender severally agrees to pay to the Administrative Agent upon demand its (or its applicable Affiliate's) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Overnight Rate from time to time in effect.
SECTION 11.8    Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
SECTION 11.9    Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment

(determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day; provided, further, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Term Loan Commitments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment or a Term Loan Commitment, as applicable, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower's Subsidiaries or Affiliates, which shall be null and void).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower's Subsidiaries or Affiliates or any Defaulting Lender or any of its Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.2(b), (c), (d) or (e) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 (subject to the requirements and limitations therein, including the requirements under Section 4.11(g) (it being understood that the documentation required under Section 4.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.10 or 4.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 and Section 11.4 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
SECTION 11.10    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent's or any Lender's regulatory compliance policy if the Administrative Agent or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document, or any action or proceeding relating to this Agreement, any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and, in each case, their respective financing sources, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates from a third party that is not, to such Person's knowledge, subject to confidentiality obligations to the Borrower, (k) [reserved], (l) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (m) [reserved]. For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary thereof relating to the Borrower or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary thereof; provided that, in the case of information received from the Borrower or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 11.11    Performance of Duties. Each of the Borrower's obligations under this Agreement and each of the other Loan Documents shall be performed by the Borrower at its sole cost and expense.
SECTION 11.12    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent indemnification obligations not then due), any of the Commitments remain in effect or the Credit Facility has not been terminated.
SECTION 11.13    Survival.
(a)    All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
(b)    Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
SECTION 11.14    Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION 11.15    Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).
SECTION 11.16    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution. The words "execute," "execution," "signed," "signature," "delivery" and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
SECTION 11.17    Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full in cash and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
SECTION 11.18    USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
SECTION 11.19    Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VII or VIII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VII or VIII, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VII or VIII.
SECTION 11.20    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates' understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm's-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the r Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)    The Borrower acknowledges and agrees that each Lender and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender or such Affiliate thereof were not a Lender or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Borrower or any Affiliate of the foregoing. Each Lender and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Borrower or any Affiliate of the foregoing.
SECTION 11.21    Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Revolving Credit Commitment of the Lenders hereunder.
SECTION 11.22    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
SECTION 11.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 11.24    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and, each such QFC, a

"Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 11.24, the following terms have the following meanings:
"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
"Covered Entity" means any of the following:
(i)    a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.
WINTRUST FINANCIAL CORPORATION,
as Borrower

By:    /s/David A. Dykstra
Name:    David A. Dykstra
Title:    Vice Chairman and Chief Operating Officer

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender

By:    /s/ Linda Yarkai Sampson
Name:     Linda Yarkai Sampson
Title:    Vice President

ROYAL BANK OF CANADA,
as a Lender

By:     /s/Joseph Simoneau
Name:     Joseph Simoneau
Title:    Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:     /s/Callen M. Strunk
Name:     Callen M. Strunk
Title:    Vice President